UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

XAI Madison Equity Premium Income Fund

(Name of Registrant as Specified In Its Charter)

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HOW TO VOTE - PLEASE VOTE TODAY! IMPORTANT INFORMATION - PLEASE READ! Dear Shareholder, We are reaching out to request your assistance as a valued shareholder of the XAI Madison Equity Premium Income Fund (the "Fund"). The Fund is scheduled to hold an upcoming Special Meeting of Shareholders on July 30, 2026. Enclosed are proxy materials describing an important proposal shareholders are being asked to vote on in connection with the meeting. While the full details are included in the proxy statement, we have also summarized the key points below for your convenience. We encourage you to review the materials and submit your vote as soon as possible. PROPOSAL FOR SHAREHOLDER APPROVAL 1 To approve a new investment sub-advisory agreement among the Fund, XA Investments LLC and PineBridge Investments, LLC. ? If you have any questions or need assistance voting your shares, please contact our proxy solicitation firm, Okapi Partners LLC, toll-free at (855) 305-0855 or by email at XAI@OkapiPartners.com KEY HIGHLIGHTS NO CHANGE IN ADVISORY FEE RATES POTENTIAL FOR MORE CONSISTENT INCOME GENERATION AND IMPROVED TOTAL RETURN NO CHANGE IN THE FUND'S INVESTMENT OBJECTIVES If the proposal is approved, PineBridge Investments, LLC ("PineBridge") will serve as sub-adviser to the Fund alongside Madison Asset Management, LLC ("Madison"), the Fund's current sub-adviser. As part of the optimization of the Fund's investment strategy, Madison will continue to serve as a sub-adviser of the Fund, managing the Fund's covered call equity strategy and PineBridge will manage a portion of the Fund's portfolio that will be invested in preferred equity securities. The Board of Trustees of the Fund believes that this optimized strategy will allow the Fund to better deliver on its investment objective of providing a high level of current income and gains, with a secondary objective of capital appreciation. The Board also believes that approval of this proposal will provide additional benefits the the Fund's shareholders. The proposal and its potential benefits are more fully described in the enclosed proxy statement. THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL INTERNET Visit the website listed on your proxy card, enter your control number and follow the simple on- screen instructions. PHONE Call the toll-free number listed on your proxy card. MAIL Sign and return the enclosed proxy card in the enclosed postage-paid envelope.

Additional Information Regarding the Proposal

Proposal 1: To approve a new investment sub-advisory agreement among XAI Madison Equity Premium Income Fund (the “Fund”), XA Investments LLC (“XAI”) and PineBridge Investments, LLC (“PineBridge”).

•	In an effort to optimize the Fund’s investment operations, the Board of Trustees of the Fund has unanimously approved PineBridge Investments, LLC to serve as an additional investment sub-adviser for the Fund, alongside Madison Asset Management, LLC (“Madison”), the Fund’s current investment sub-adviser.

•	If approved by shareholders, PineBridge would enter into a new investment sub-advisory agreement among the Fund, XA Investments LLC, and Pinebridge. PineBridge is a global asset manager focused on active, high-conviction investing. They manage $2.8 billion in preferred securities assets, where they focus on tailoring their investments to client strategies including tax efficient yield, duration management, and diversified exposure.

•	As part of the optimization of the Fund’s investment strategy, Madison will continue to serve as a sub-adviser of the Fund, managing the Fund’s covered call equity strategy and PineBridge will manage a portion of the Fund’s portfolio that will be invested in preferred equity securities.

•	XAI and the Fund’s Board believe the optimized strategy of combining the Madison covered call equity securities strategy and the PineBridge preferred equity securities strategy will allow the Fund to better deliver on its investment objective of providing a high level of current income and gains, with a secondary objective of capital appreciation.

•	The Fund’s board expects that PineBridge’s preferred equity securities strategy will provide additional benefits to the Fund’s shareholders in the following ways:

-	Potential for more consistent portfolio income generation and improved total return performance over time;

-	Diversification benefits and reduced correlation to public equities;

-	Consistent income-producing preferred securities are complementary to the Fund’s existing covered call equity strategy; and

-	Potential tax efficiency for a portion of the Fund’s distributions to shareholders, as income from many preferred securities is Qualified Dividend Income (QDI) eligible.

•	There will be no changes to the Fund’s investment adviser, XAI and current sub-adviser, Madison. Additionally, there will be no changes to the Fund’s investment objectives or advisory fee rates.

If you have any questions or need assistance voting your shares, please contact the Fund’s proxy solicitation firm,
Okapi Partners LLC, toll-free, at (855) 305-0855 or by email at XAI@OkapiPartners.com.